Exhibit 21



Subsidiaries of Regent Assisted Living, Inc.
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As of December 31, 2001, the Company has six subsidiaries. The subsidiaries and the Company's respective ownership percentages of the issued and outstanding common stock are as follows:

                                                  Percentage
         Subsidiary                               Ownership
         ----------                               ----------
         RAL, Inc.                                     100 %

         RAL/Bakersfield, Inc.                         100 %

         RAL/Vacaville, Inc.                           100 %

         RAL/Elk Grove, Inc.                           100 %

         RAL/Santa Cruz, Inc.                          100 %

         RAL/Clovis, Inc.                              100 %